Yum! Brands Announces Full-Year 2011 Expectations;
Reaffirms 2010 EPS Growth Forecast of 14%, Excluding Special Items;
Will Host Investor Update Meeting December 8, 2010

Louisville, KY (December 3, 2010) — Yum! Brands Inc. (NYSE: YUM), in advance of its annual Investor Update Meeting, reaffirms its full year 2010 EPS growth forecast of 14%, excluding special items. Yum! also announces it expects to deliver at least 10% EPS growth in 2011, excluding special items, which would mark its tenth straight year of meeting or exceeding this annual EPS growth target.

David C. Novak, Chairman and CEO, said, “2010 has been a strong year led by our China business, and I’m pleased to report we remain on track to deliver 14% EPS growth. We take satisfaction that our EPS growth this year has been driven by strong operating profit growth, including expected gains in all of our business segments. Continued robust new unit development in China and Yum! Restaurants International not only contributed to this year’s strong results, but sets the company up for growth in 2011.

We continue to generate strong free cash flow and our Return on Invested Capital (ROIC) remains among the best in the industry. We are also pleased that in September, we increased our quarterly dividend 19%, raising our annual dividend rate to $1.00 per share. We also reinstituted share repurchases this year.”

The annual investor meeting theme is “On the Ground Floor of Global Growth” as the company will share its plan to continue its quest to be the defining global company that feeds the world.

YUM! ONGOING EARNINGS GROWTH MODEL

-	Earnings per share growth of at least 10%

-	China operating profit growth of 15%, driven primarily by:
-	Double-digit percentage growth in units
-	System sales growth of at least 12%
-	Same-store-sales growth of at least 4%
-	Moderate G&A leverage

-	Yum! Restaurants International (YRI) operating profit growth of 10% driven primarily by:
-	New unit development of 3 to 4%
-	System sales growth of 6%
-	Same-store-sales growth of at least 2 to 3%
-	Margin improvement and G&A leverage

-	U.S. Division:
-	Taco Bell operating profit growth of 6% with 3% same-store-sales growth
-	Rest of U.S. business, 3% operating profit growth

2011 OVERALL GUIDANCE

Yum! expects to deliver at least 10% EPS growth in 2011, excluding special items.

-	About 1,400 new international units, including 475 in China and 900 at YRI
-	Estimated tax rate of about 26% with annual and quarterly volatility (2011-2012)
-	New incremental taxes applied to sales in China will negatively impact operating profit by about $25 million
-	China currency translation benefit of at least $20 million
-	YRI foreign currency translation benefit of about $20 million
-	Global capital expenditures of approximately $900 million
-	U.S. refranchising of about 500 units and $150 million in proceeds
-	Interest expense expected to decrease by at least $10 million
-	Flat to slightly lower average diluted shares outstanding as a result of share repurchases

In 2011, our U.S. business, and a portion of our YRI business will have a 53rd week.  We intend to use the benefit of the 53rd week to invest in strategic growth initiatives.

SPECIAL ITEMS

-	Consistent with our U.S. transformation plan, any U.S. refranchising gains or losses will be included in special items.

2010 INVESTOR UPDATE MEETING
The company will present a business update and take questions on its strategies and global expansion outlook on Wednesday, December 8, 2010 from approximately 8:45 am to 12:30 pm EST, at the Pierre Hotel in New York City. Following the event beginning at 12:45 pm, the company will have a detailed modeling session and will provide further details to full-year 2011 guidance.

The 2010 Investor Update Meeting will be webcast live with the presentation and will also be available following the event along with the detailed full-year 2011 guidance. These can be accessed online at www.yum.com.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions; the impact of any widespread illness or food borne illness; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our strategies for refranchising and international development; the continued viability of our franchise and license operators; our ability to secure and maintain distribution and adequate supply to our restaurants; publicity that may impact our business and/or industry; pending or future legal claims; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; and accounting policies and practices. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 37,000 restaurants in over 110 countries and territories. The company is ranked #216 on the Fortune 500 List, with revenues of nearly $11 billion in 2009. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican–style food and quick–service seafood categories, respectively. Outside the United States in 2009, the Yum! Brands system opened more than four new restaurants each day of the year, making it a leader in international retail development.

Analysts are invited to contact:
Tim Jerzyk, Senior Vice President Investor Relations, at 888/298-6986
Steve Schmitt, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Amy Sherwood, Vice President Public Relations, at 502/874-8200